Exhibit 5.1







                                                  November 6, 1997


Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938

Gentlemen:

             I am general counsel to Tel-Save Holdings, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 (No. 333-23193) (the "Registration Statement"), relating to the offering for resale of up to 7,063,825 shares (the "Stockholder Shares") of the Company's common stock, par value $.01 per share, by certain persons named in the Registration Statement.

             I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

             On the basis of the foregoing, I am of the opinion that the Stockholder Shares have been duly authorized by the Board of Directors of the Company and are legally issued, fully paid and nonassessable.

             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                                  Sincerely yours,



                                                  /s/ Aloysius T. Lawn, IV
                                                  ------------------------
                                                  Aloysius T. Lawn, IV
                                                  General Counsel and
                                                    Secretary